Exhibit 10.7

MONDELĒZ INTERNATIONAL, INC.

AMENDED AND RESTATED 2005 PERFORMANCE INCENTIVE PLAN

(Amended and Restated as of May 21, 2014)

RESTRICTED STOCK AGREEMENT

FOR MONDELĒZ INTERNATIONAL COMMON STOCK

MONDELĒZ INTERNATIONAL, INC., a Virginia corporation (the “Company”), hereby grants to the employee (the “Employee”) named in the award statement provided to the Employee (the “Award Statement”) as of the date set forth in the Award Statement (the “Grant Date”) pursuant to the provisions of the Mondelēz International, Inc. Amended and Restated 2005 Performance Incentive Plan, as amended from time to time (the “Plan”), restricted stock (the “Grant”) with respect to the number of shares of Common Stock set forth in the Award Statement (the “Restricted Shares”), upon and subject to the restrictions, terms and conditions set forth below, in the Award Statement and in the Plan. Capitalized terms not otherwise defined in this Restricted Stock Agreement (the “Agreement”) shall have the meaning specified in the Plan. All references to action of or approval by the Committee shall be deemed to include action of or approval by any other person(s) to whom the Committee has delegated authority to act. The Grant is subject to the following terms and conditions:

The Employee must execute and deliver or electronically accept the terms set forth in this Agreement, in the manner and within a period specified by the Committee. The Committee may, in its sole discretion, cancel the Restricted Shares if the Employee fails to execute and deliver or electronically accept this Agreement and related documents within the specified period.

1. Restrictions. Subject to paragraph 2 below, the restrictions on the Restricted Shares shall lapse and the Restricted Shares shall vest on the date set forth in the Restricted Stock section of the Award Statement (the “Vesting Date”), provided that the Employee remains an active employee of the Mondelēz Group during the entire period commencing on the Grant Date set forth in the Award Statement and ending on the Vesting Date (the “Restriction Period”).

2. Termination of Employment During Restriction Period. In the event of the termination of the Employee’s employment with the Mondelēz Group prior to the Vesting Date other than by death, Disability or Normal Retirement (as defined below in paragraph 16) or unless it is otherwise determined by the Committee, the Restricted Shares shall not vest and the Employee shall forfeit all rights to the Restricted Shares. Any Restricted Shares that are forfeited shall be transferred directly to the Company. If death, Disability or Normal Retirement of the Employee occurs prior to the Vesting Date, the restrictions on the Restricted Shares shall immediately lapse and the Restricted Shares shall become fully vested on such date of death, Disability or Normal Retirement.

3. Voting and Dividend Rights. During the Restriction Period, the Employee shall have the right to vote the Restricted Shares and to receive any dividends and other distributions with respect to the Restricted Shares, as paid, less applicable Tax-Related Items (as defined in paragraph 6, below) (it being understood that such dividends will generally be taxable as ordinary compensation income during such Restriction Period) unless and until such Restricted Shares are forfeited pursuant to paragraph 2 hereof.

4. Custody and Delivery of Certificates Representing Shares. The shares of Common Stock subject to the Grant may be held by a custodian in book entry form with the restrictions on such shares duly noted or, alternatively, the Company may hold the certificate or certificates representing such shares, in either case until the Grant vests, in whole or in part, pursuant to paragraphs 1 and 2 hereof. As soon as practicable after the Restricted Shares shall have vested pursuant to paragraphs 1 and 2 hereof, subject to paragraph 8 hereof, the restrictions shall be removed from those of such shares that are held in book entry form.

5. Transfer Restrictions. This Grant and the Restricted Shares (until they become unrestricted pursuant to the terms hereof) are non-transferable and may not be assigned, hypothecated or otherwise pledged and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Grant shall immediately become null and void and the Restricted Shares shall be forfeited.

6. Withholding Taxes. The Employee acknowledges that, regardless of any action taken by the Company or, if different, the Employee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Employee’s participation in the Plan and legally applicable to the Employee (“Tax-Related Items”), is and remains the Employee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Employee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Grant, including the grant, vesting or payment of the Grant, the receipt of any dividends or the subsequent sale of shares of Common Stock; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Shares to reduce or eliminate the Employee’s liability for Tax-Related Items or achieve any particular tax result. Further if the Employee becomes subject to any Tax-Related Items in more than one jurisdiction (including jurisdictions outside the United States) between the Grant Date and the date of any relevant taxable event, the Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for (including report) Tax-Related Items in more than one jurisdiction.

The Employee acknowledges and agrees that the Company shall not be required to lift the restrictions on the Restricted Shares unless it has received payment in a form acceptable to the Company for all applicable Tax-Related Items, as well as amounts due to the Company as “theoretical taxes”, if applicable, pursuant to the then-current international assignment and tax and/or social insurance equalization policies and procedures of the Mondelēz Group, or arrangements satisfactory to the Company for the payment thereof have been made.

In this regard, the Employee authorizes the Company and/or the Employer, in their sole discretion and without any notice or further authorization by the Employee, to withhold all applicable Tax-Related Items legally due by the Employee and any theoretical taxes from the Employee’s wages or other cash compensation paid by the Company and/or the Employer. Alternatively, or in addition, the Company may (i) deduct the number of Restricted Shares having an aggregate value equal to the amount of Tax-Related Items and any theoretical taxes due from the total number of Restricted Shares awarded, vested, paid or otherwise becoming subject to current taxation; (ii) instruct the broker it has selected for this purpose (on the Employee’s behalf and at the Employee’s direction pursuant to this authorization) to sell the Restricted Shares to meet the Tax-Related Items withholding obligation and any theoretical taxes, except to the extent that such a sale would violate any U.S. federal securities law or other applicable law; and/or (iii) satisfy the Tax-Related Items and any theoretical taxes arising from the granting or vesting of this Grant, as the case may be, through any other method established by the Company. Notwithstanding the foregoing, if the Employee is subject to the short-swing profit rules of Section 16(b) of the Exchange Act, the Employee may elect the form of withholding in advance of any Tax-Related Items withholding event and in the absence of the Employee’s election, the Company will withhold in Restricted Shares upon the relevant withholding event or the Committee may determine that a particular method be used to satisfy any Tax Related Items withholding. Restricted Shares deducted from this Grant in satisfaction of withholding tax requirements shall be valued at the Fair Market Value of the Common Stock received upon vesting of Restricted Shares on the date as of which the amount giving rise to the withholding requirement first became includible in the gross income of the Employee under applicable tax laws.

To avoid any negative accounting treatment or for any other reason, the Company may withhold or account for Tax-Related Items or theoretical taxes by considering applicable minimum statutory withholding amounts (in accordance with Section 14(d) of the Plan) or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Restricted Shares, for tax purposes, the Employee is deemed to have been issued the full number of shares of Common Stock underlying the Grant, notwithstanding that a number of Restricted Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Employee’s participation in the Plan.

Finally, the Employee agrees to pay to the Company or the Employer any amount of Tax-Related Items and any theoretical taxes that the Company or the Employer may be required to withhold or account for as a result of the Employee’s participation in the Plan that cannot be satisfied by the means previously described.

7. Section 83(b) Election. The Employee may file an election for immediate Federal income taxation of the Grant pursuant to Code Section 83(b). Such election must be filed within thirty (30) days after the Grant Date. In the event that the Employee makes an election pursuant to Code Section 83(b), the Employee agrees to notify the Company thereof in writing within ten (10) days after such election. The Employee hereby acknowledges that he or she has been advised to consult with his or her tax advisor to determine the tax consequences of acquiring the shares of Common Stock and the advantages and disadvantages of filing the Code Section 83(b) election. The Employee hereby acknowledges that it is the Employee’s sole responsibility, and not the Company’s, to file a timely election under Code Section 83(b), even if the Employee requests the Company or its representatives to make this filing on his or her behalf.

8. Death of Employee. If any of the Restricted Shares shall vest upon the death of the Employee, they shall be registered in the name of the estate of the Employee.

9. Restrictions and Covenants.

(a) In addition to such other conditions as may be established by the Company or the Committee, in consideration for making a Grant under the terms of the Plan, the Employee agrees and covenants as follows for a period of twelve (12) months following the date of Employee’s termination of employment from the Mondelēz Group:

1.	to protect the Mondelēz Group’s legitimate business interests in its confidential information, trade secrets and goodwill, and to enable the Mondelēz Group’s ability to reserve these for the exclusive knowledge and use of the Mondelēz Group, which is of great competitive importance and commercial value to the Mondelēz Group, the Employee, without the express written permission of the Executive Vice President of Human Resources of the Company, will not engage in any conduct in which Employee contributes his/her knowledge and skills, directly or indirectly, in whole or in part, as an executive, employer, employee, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to a competitor or to an entity engaged in the same or similar business as the Mondelēz Group, including those engaged in the business of production, sale or marketing of snack foods (including, but not limited to gum, chocolate, confectionary products, biscuits or any other product or service Employee has reason to know has been under development by the Mondelēz Group during Employee’s employment with the Mondelēz Group). Employee will not engage in any activity that may require or inevitably require Employee’s use or disclosure of the Mondelēz Group’s confidential information, proprietary information and/or trade secrets;

2.	to protect the Mondelēz Group’s investment in its employees and to ensure the long-term success of the business, Employee, without the express written permission of the Executive Vice President of Human Resources of the Company, will not directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Mondelēz Group; and

3.	to protect the Mondelēz Group’s investment in its development of good will and customers and to ensure the long-term success of the business, Employee will not directly or indirectly solicit (including, but not limited to, e-mail, regular mail, express mail, telephone, fax, instant message and SMS text messaging) or attempt to directly or indirectly solicit, contact or meet with the current or prospective customers of the Mondelēz Group for the purpose of offering or accepting goods or services similar to or competitive with those offered by the Mondelēz Group.

The provisions contained herein in paragraph 9 are not in lieu of, but are in addition to the continuing obligation of the Employee (which Employee acknowledges by accepting any Grant under the Plan) to not use or disclose the Mondelēz Group’s trade secrets or Confidential Information known to the Employee until any particular trade secret or Confidential Information becomes generally known (through no fault of the Employee), whereupon the restriction on use and disclosure shall cease as to that item. For purposes of this agreement, “Confidential Information” includes, but is not limited to, certain sales, marketing, strategy, financial, product, personnel, manufacturing, technical and other proprietary information and material which are the property of the Mondelēz Group. Employee understands that this list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(b) A main purpose of the Plan is to strengthen the alignment of long-term interests between Employees and the Mondelēz Group by providing an ownership interest in the Company, and to prevent former employees whose interests become adverse to the Company from maintaining that ownership interest. By acceptance of any Grant (including the Restricted Stock) under the Plan, the Employee acknowledges and agrees that if the Employee breaches any of the covenants set forth in paragraph 9(a):

1.	all unvested Grants (including the unvested Restricted Stock) shall be immediately forfeited;

2.	the Company may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid or deferred Grants (including the Restricted Stock) at any time if Employee is not in compliance with all terms and conditions set forth in the Plan including, but not limited to, paragraph 9(a);

3.	the Employee shall repay to the Mondelēz Group the net proceeds of any exercise or Plan benefit that occurs at any time after the earlier of the following two dates: (i) the date twelve months immediately preceding any such violation; or (ii) the date six (6) months prior to the Employee’s termination of employment with the Mondelēz Group. The Employee shall repay to the Mondelēz Group the net proceeds in such a manner and on such terms and conditions as may be required by the Mondelēz Group, and the Mondelēz Group shall be entitled to set-off against the amount of any such net proceeds any amount owed to the Employee by the Mondelēz Group, to the extent that such set-off is not inconsistent with Section 409A of the Code or other applicable law. For purposes of this paragraph, net proceeds shall mean the fair market value of the shares of Common Stock less any Tax-Related Items; and

4.	the Mondelēz Group shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security as Employee acknowledges that such breach would cause the Mondelēz Group to suffer irreparable harm. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

(c) If any provision contained in this paragraph 9 shall for any reason, whether by application of existing law or law which may develop after Employee’s acceptance of a Grant under the Plan be determined by a court of competent jurisdiction to be overly broad as to scope of activity, duration or territory, the Employee agrees to join the Mondelēz Group in requesting such court to construe such provision by limiting or reducing it so as to be enforceable to the extent compatible with then applicable law.

10. Clawback Policy/Forfeiture. The Employee understands and agrees that in the Committee’s sole discretion, the Company may cancel all or part of the Restricted Shares or require repayment by the Employee to the Company of all or part of the Restricted Shares, the underlying shares of Common Stock or any cash equivalent, pursuant to any recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company, including a violation of paragraph 9 above, from time to time. In addition, any payments or benefits the Employee may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with the requirements under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, rules promulgated by the Commission or any other applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Common Stock is listed or traded, as may be in effect from time to time.

11. Original Issue or Transfer Taxes. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in paragraph 6.

12. Successors and Assigns. Whenever the word “Employee” is used herein under circumstances such that the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Restricted Shares may be transferred pursuant to this Agreement, it shall be deemed to include such person or persons. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall be binding upon and inure to the benefit of any successors or assigns of the Company and any person or persons who shall acquire any rights hereunder in accordance with this Agreement, the Award Statement or the Plan.

13. Grant Confers No Rights to Continued Employment — Nature of the Grant. Nothing contained in the Plan or this Agreement shall give the Employee the right to be retained in the employment of any member of the Mondelēz Group, affect the right of any such employer to terminate the Employee or be interpreted as forming an employment or service contract with any member of the Mondelēz Group. The adoption and maintenance of the Plan shall not constitute an inducement to, or condition of, the employment of the Employee. Further, the Employee acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the grant of Restricted Shares is voluntary and occasional and does not create any contractual or other right to receive future grants, or benefits in lieu of Grants, even if grants have been made in the past;

(c) all decisions with respect to future Grants, if any, will be at the sole discretion of the Committee;

(d) the Employee is voluntarily participating in the Plan;

(e) the Restricted Shares and the shares of Common Stock subject to the Restricted Shares are not intended to replace any pension rights or compensation;

(f) the Restricted Shares and the shares of Common Stock subject to the Restricted Shares and the income and the value of same are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension, retirement or welfare benefits or similar payments;

(g) the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(h) no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Shares resulting from the termination of the Employee’s employment or other service relationship by the Company or the Employer, and in consideration of the Grant of the Restricted Shares to which the Employee is otherwise not entitled, the Employee irrevocably agrees never to institute any claim against the Mondelēz Group, waives his or her ability, if any, to bring any such claim, and releases the Mondelēz Group from any such claims. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Employee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(i) the Employee is hereby advised to consult with the Employee’s own personal tax, legal and financial advisors regarding the Employee’s participation in the Plan before taking any action related to the Plan and that the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan, or the Employee’s acquisition or sale of the underlying shares of Common Stock; and

(j) unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Shares and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Shares or any such benefits transferred to, or assumed by, another company, or to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s Common Stock.

14. Interpretation. The terms and provisions of the Plan (a copy of which will be made available online or furnished to the Employee upon written request to the Office of the Corporate Secretary, Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015) are incorporated herein by reference. To the extent any provision of the Award Statement or this Agreement is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. The Committee shall have the right to resolve all questions that may arise in connection with the Grant or this Agreement. Any interpretation, determination or other action made or taken by the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

15. Entire Agreement; Governing Law. The Award Statement, the Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to the subject matter hereof, and may not be modified adversely to the Employee’s interest except as provided in the Award Statement, the Plan or this Agreement or by means of a writing signed by the Company and the Employee. Nothing in the Award Statement, the Plan and this Agreement (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties. The Award Statement, the Plan and this Agreement are to be construed in accordance with and governed by the substantive laws of the Commonwealth of Virginia, U.S.A., without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the substantive laws of the Commonwealth of Virginia to the rights and duties of the parties. Unless otherwise provided in the Award Statement, the Plan or this Agreement, the Employee is deemed to submit to the exclusive jurisdiction of the Commonwealth of Virginia, U.S.A., and agrees that such litigation shall be conducted in the courts of Henrico County, Virginia, or the federal courts for the United States for the Eastern District of Virginia.

16. Miscellaneous Definitions. For purposes of this Agreement, (a) the term “Disability” means permanent and total disability as determined under procedures established by the Company for purposes of the Plan, and (b) the term “Normal Retirement” means retirement from active employment under a pension plan of the Mondelēz Group, an employment contract with any member of the Mondelēz Group or a local labor contract, on or after the date specified as the normal retirement age in the pension plan, employment contract or local contract, if any, under which the Employee is at that time accruing pension benefits for his or her current service (or, in the absence of a specified normal retirement age, the age at which pension benefits under such plan or contract become payable without reduction for early commencement and without any requirement of a particular period of prior service). In any case in which (i) the meaning of “Normal Retirement” is uncertain under the definition contained in the prior sentence or (ii) a termination of employment at or after age 65 would not otherwise constitute “Normal Retirement,” an Employee’s termination of employment shall be treated as a “Normal Retirement” under such circumstances as the Committee, in its sole discretion, deems equivalent to retirement.

17. Adjustments. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock after the date of this Grant, the Board of Directors of the Company or the Committee shall make adjustments to the number and kind of shares of Common Stock subject to this Grant, including, but not limited to, the substitution of equity interests in other entities involved in such transactions, to provide for cash payments in lieu of restricted or unrestricted shares, and to determine whether continued employment with any entity resulting from such a transaction will or will not be treated as continued employment by the Mondelēz Group, in each case subject to any Board of Director or Committee action specifically addressing any such adjustments, cash payments, or continued employment treatment.

18. Notices. Any notice required or permitted hereunder shall be (i) given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party or (ii) delivered electronically through the Company’s electronic mail system (including any notices delivered by a third-party) and shall be deemed effectively given upon such delivery. Any documents required to be given or delivered to the Employee related to current or future participation in the Plan may also be delivered through electronic means as described in Section 19 below.

19. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20. Compliance With Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any Common Stock underlying the Restricted Shares prior to the completion of any registration or qualification of the shares of Common Stock under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the Commission or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Employee understands that the Company is under no obligation to register or qualify the shares of Common Stock with the Commission or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Common Stock. Further, the Employee agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without the Employee’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of shares of Common Stock.

21. Agreement Severable. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

22. Insider Trading/Market Abuse Laws. The Employee acknowledges that the Employee is subject to insider trading and/or market abuse laws, which affect the Employee’s ability to acquire or sell shares of Common Stock under the Plan during such times as the Employee is considered to have “material nonpublic information” or “inside information” (as defined by the laws in the Employee’s country). The Employee also acknowledges that the Employee is subject to the Company’s insider trading policy, and the requirements of applicable laws may or may not be consistent with the terms of the Company’s insider trading policy. The Employee acknowledges that it is his or her responsibility to be informed of and compliant with any such laws, and is hereby advised to speak to his or her personal advisor on this matter.

23. Headings. Headings of paragraphs and sections used in this Agreement are for convenience only and are not part of this Agreement, and must not be used in construing it.

24. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Employee’s participation in the Plan and on the Restricted Shares to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

25. Waiver. The Employee acknowledges that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by the Employee or any other participant of the Plan.

26. Conformity to Securities Laws. The Employee acknowledges that the Award Statement, the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Commission, including, without limitation, Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Award Statement, the Plan and this Agreement shall be administered, and the Grant is made, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Award Statement, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

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The Employee acknowledges that the Employee has reviewed the Plan, the Award Statement and this Agreement (including any appendices hereto) in their entirety and fully understands their respective provisions. The Employee agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, the Award Statement or this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the Grant Date.

MONDELĒZ INTERNATIONAL, INC.

/s/ Carol J. Ward
Carol J. Ward
Vice President and Corporate Secretary